REPORT OF INDEPENDENT ACCOUNTANTS
            ON SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Stockholders of The Interpublic Group of Companies, Inc.

Our audits of the Supplemental Consolidated Financial Statements referred to in our report dated February 22, 2000 except for Note 15 which is as of July 13, 2000, which appears in this Current Report on Form 8-K also included an audit of the Supplemental Consolidated Financial Statement Schedule listed in Item 7 of this Form 8-K. In our opinion, this Supplemental Consolidated Financial Statement Schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related Supplemental Consolidated Financial Statements.

PricewaterhouseCoopers LLP
New York, New York

February 22, 2000 except for Note 15
which is as of July 13, 2000